EXHIBIT 3.12

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

DUOS TECHNOLOGIES GROUP, INC.

DUOS TECHNOLOGIES GROUP, INC., a Florida corporation (the “Corporation”), hereby adopts the following Articles of Amendment to its Articles of Incorporation, pursuant to the provisions of Section 607.1003 of the Florida Business Corporation Act (the “Act”):

1. The Corporation hereby decreases the conversion price of its Series E. Convertible Preferred Stock from $3.00 to $2.61, and, to reflect such decrease, hereby amends Section 6(b) of its Articles of Amendment Designating Preferences, Rights, and Limitations of Series E Convertible Preferred Stock to read as follows:

b) Conversion Price. The conversion price for the Series E Preferred Stock shall equal $2.61, subject to adjustment herein (the "Conversion Price").

2. These Articles of Amendment were approved by Written Consent of the Directors and shareholders of the Corporation, and such approval was sufficient to approve these Articles of Amendment under the Act and the Articles of Incorporation and Bylaws of the Corporation.

3. These Articles of Amendment shall become effective as of the close of business on the date of the filing of these Articles of Amendment with the Secretary of State of the State of Florida.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment as of this 20th day of September, 2024.

DUOS TECHNOLOGIES GROUP, INC.
a Florida corporation

By:	/s/ Adrian G. Goldfarb
Name:	Adrian G. Goldfarb
Title:	Chief Financial Officer